FOR IMMEDIATE RELEASE

RCS Capital Names Andrew J. Melnick as Chief Litigation Counsel

Melnick to Lead Integration of Litigation Management Across RCAP Platform

and Support Litigation Functions Throughout RCAP Family of Companies

NEW YORK, June 19, 2014 – RCS Capital Corporation (NYSE: RCAP) (“RCAP”) today announced the hiring of Andrew J. Melnick, formerly a partner at Schindler Cohen & Hochman LLP, as Chief Litigation Counsel. In this newly created role, Mr. Melnick will lead litigation management functions across the RCAP platform and support litigation and merger and acquisition efforts throughout the RCAP family of companies, while reporting to RCAP’s general counsel.

William M. Kahane, Chief Executive Officer of RCAP, noted, “We are pleased to have Andy join RCS Capital. With over twenty-five years of experience in business and securities litigation within the financial services industry, Andy is a strong addition to the RCAP legal team during this period of rapid growth. We look forward to his contributions.”

James A. Tanaka, General Counsel of RCAP, remarked, “I am excited to welcome Andy to our legal team. Andy’s extensive senior leadership experience and in-house financial services background provides a valuable additional resource to our team, particularly as he heads up the integration of litigation efforts across RCAP’s platform.”

Mr. Melnick added, “I am thrilled to be joining the RCAP legal team and look forward to supporting the effort to build an industry-leading financial services institution with a focus on the retail investor.”

Mr. Melnick joins RCAP from Schindler Cohen & Hochman LLP, where he was a partner concentrating on litigation and regulatory matters involving financial services firms. Mr. Melnick previously held multiple senior legal positions with UBS from 2003-2009, including serving as Senior Counsel, Group Legal & Compliance Risk Assessment for UBS AG, and as Deputy General Counsel and Head of Private Client Litigation at UBS Financial Services, Inc., where he led a team of 16 lawyers responsible for all litigations and arbitrations arising from the business activities of the firm’s nationwide retail branches. Prior to joining UBS, Mr. Melnick practiced at Kaye Scholer LLP. Mr. Melnick was named a New York-Metro Super Lawyer for 2012 and 2013, and he has presented at numerous industry events and seminars in recent years. He received a B.A. from Hamilton College in 1985 and a J.D. cum laude from Boston University School of Law in 1989, where he was an Articles Editor of the Law Review.

About RCAP

RCAP is an investment firm expressly focused on the retail investor. RCAP is engaged in the wholesale distribution, investment banking and capital markets businesses, and a research business focused on alternative investments. RCAP is also engaged in the independent retail advice business following the closing of recent acquisitions of independent broker-dealers, and RCAP will be engaged in the investment management business following the closing of a pending acquisition of an investment manager. RCAP's business is designed to capitalize, support, grow and manage direct investment and alternative investment programs, and to serve independent financial advisors and their clients. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statement in this press release include statements regarding the intent, belief or current expectations of RCAP and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCAP’s ability to consummate our pending acquisitions of businesses and RCAP’s ability to integrate businesses acquired in recent acquisitions into RCAP’s existing businesses. Additional factors that may affect future results are contained in RCAP's filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and RCAP undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Inquiries:

Anthony J. DeFazio SVP of Public Relations DDCwork tdefazio@ddcworks.com (484) 342-3600	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (866) 904-2988